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                                                                     EXHIBIT 4.6

                                                           (ENGLISH TRANSLATION)

                           FORM OF SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this "AGREEMENT") is made and entered into as of January 17, 2007 by and between:

      (1) Shinhan Financial Group, a company duly incorporated and existing under the laws of Korea having its principal office at 120 Taepyung-ro 2 ga Jung-gu, Seoul, Korea (the "COMPANY"); and

      (2) _____________, a company duly incorporated and existing under the laws of Korea having its principle office at [-] (the "SUBSCRIBER").

The Company and the Subscriber shall be referred to individually as the "Party" and collectively as the "Parties."

                                    RECITALS

WHEREAS, the total number of issued shares of the Company is equal to the sum of three hundred eighty one million five hundred sixty seven thousand six hundred fourteen (381,567,614) common shares and thirty nine million seven hundred sixty seven thousand one hundred sixty nine (39,767,169) Type 2 through Type 5, Type 7 or Type 8 redeemable preferred shares.

WHEREAS, as a means to procure funds necessary for the acquisition of LG Card, Co., Ltd. ("LG CARD"), the Company wishes to issue twenty eight million nine hundred ninety thousand (28,990,000) Series 10 redeemable preferred shares ("SERIES 10 RPS") and fourteen million seven hundred twenty one thousand (14,721,000) Series 11 convertible redeemable preferred shares ("SERIES 11 CRPS") through a deemed public offering;

WHEREAS, the Subscriber wishes to subscribe for ___________ Series 10 redeemable preferred shares (the "RPS") and ___________ Series 11 convertible redeemable preferred shares ("CRPS", together with the "RPS", the "SUBSCRIPTION SHARES").

NOW, THEREFORE, the Parties hereto agree to settle and determine their respective rights and obligations as follows:

ARTICLE 1. ISSUANCE OF SHARES AND SUBSCRIPTION

1.1 On the terms and subject to the conditions set forth in this Agreement, the Company

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      hereby agrees to issue the Subscription Shares to the Subscriber and the
      Subscriber agrees to subscribe for the Subscription Shares.

1.2 The issuance price and the subscription price per share of the RPS and the CRPS is one hundred thousand Korean Won (KRW100,000) and fifty seven thousand eight hundred six Korean Won (KRW57,806), respectively. The total subscription price of the RPS and the CRPS for the Subscriber shall be KRW _________ and KRW _________, respectively, amounting to KRW _________ in total.

1.3 In the event the Subscriber fails to pay the entire amount of the total subscription amount on the Payment Date (as defined in Article 3 below) and makes only partial payment thereof, the Company may at its discretion nullify the entire Subscription contemplated herein and terminate this Agreement. In such case, the Subscriber is liable for any and all damage caused by the shortage in the funds that are necessary for the acquisition of LG Card (including without limitation, all costs related to procuring additional funds (if any), all damage caused by the difference between the total Subscription and costs incurred in connection with the procurement of additional funds, and the amount of liability to the sellers of LG Card shares) including and in addition to any damage or loss directly caused by the termination of this Agreement.

ARTICLE 2 TERMS OF THE SUBSCRIPTION SHARES

2.1   Terms and conditions of Series 10 RPS are as attached hereto as Appendix
      I.

2.2   Terms and conditions of Series 11 CRPS are as attached hereto as Appendix
      II.

ARTICLE 3 PAYMENT OF SUBSCRIPTION AMOUNT AND ISSUANCE OF SHARE CERTIFICATES

3.1 The Subscriber shall deposit the total Subscription Price into the bank account set forth below on January 24, 2007 or on a date unanimously agreed upon by the parties to the Subscription Agreement (the "PAYMENT DATE")

      Name of the bank: Shinhan Bank
      Branch Name:      Investment and Finance Center
      Account holder:   Shinhan Financial Group
      Account number:   250-05-008142

3.2 In the event the Subscriber pays only part of the Subscription price and fails to specify how much of the amount shall apply towards the payment of the RPS or the CRPS, the Company at its discretion may determine the specific amount to be applied towards the payment for the RPS or the CRPS from the above partial Subscription amount and notify the Subscriber thereof.

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3.3   The Company shall issue a certificate of subscription immediately upon the payment pursuant to Article 1 of this Agreement and the Subscriber shall become a shareholder of the Company as of the date of the payment of the Subscription amount (the "ISSUANCE DATE"). After the Issuance Date, the Company shall promptly issue the Subscription Shares and distribute them by physical delivery or an account transaction without delay.

4. REPRESENTATION AND WARRANTIES OF THE COMPANY

As of the date of this Agreement and of the Payment Date, the Company hereby represents and warrants to the Subscriber as follows:

4.1 The Company is a corporation duly incorporated and validly existing, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated hereunder.

4.2 The execution by the Company of this Agreement has been duly authorized by all requisite corporate actions of the Company. This Agreement constitutes a valid and binding obligation of the Company and is enforceable against the Company. The execution, delivery or performance of this Agreement by the Company does not violate or conflict with any of the binding internal regulations or by-laws (including the applicable laws, articles of incorporation, etc.) of the Company.

4.3 The Company has filed the registration statement with the Ministry of Financial Supervisory Commission in connection with the issuance of the Subscription Shares and is not required to acquire any other governmental approvals, permits or licenses for the execution of this Agreement and the performance of its obligations contemplated hereunder.

4.4 As of the date of this Agreement, the number of the Company shares authorized for issuance is 1,000,000,000 and the number of the total issued shares is 421,334,783. The issuance of the above shares is valid and enforceable under law. In the event the Subscriber's payment of the Subscription Price is made in a manner valid and enforceable under law, the issuance of the Subscription Shares by the Company (i) shall be made in a manner valid and enforceable under law; (ii) shall not conflict with or result in the breach of any provision of any agreement or instrument to which the Company is a party; and (iii) shall be made free and clear of any security interest granted to the Subscriber.

4.5 The financial statement of the Company audited as of December 31, 2005 has been prepared in accordance with the Korean Generally Accepted Accounting Principles and the registration statement filed with the Ministry of Financial Supervisory Commission in connection with the issuance of the Subscription Shares has not omitted facts or contains any erroneous facts which would result in any material adverse effect on the issuance of the Subscription Shares.

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5. REPRESENTATION OR WARRANTIES OF THE SUBSCRIBER

The Subscriber hereby represents and warrants to the Company as follows:

5.1 The Subscriber is a corporation duly incorporated and validly existing, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated hereunder.

5.2 The execution by the Subscriber of this Agreement has been duly authorized by all requisite corporate actions of the Subscriber. This Agreement constitutes a valid and binding obligation of the Subscriber and is enforceable against the Subscriber. The execution, delivery or performance of this Agreement by the Subscriber does not violate or conflict with any of the binding internal regulations or by-laws (including the applicable laws, articles of incorporation, etc.) of the Subscriber.

5.3 The Subscriber has taken all measures necessary to acquire the requite governmental approvals, permits and licenses and to file the requisite reports; it is not required to submit any other notices, report or to file other reports to any governmental or regulatory authority.

5.4 The Subscriber has the financial capacity to pay the total Subscription Price (possession of cash or the ability to pay the Subscription Price by securing investment commitment of financially competent investor(s)).

6.    LISTING OF THE SUBSCRIPTION SHARES

6.1 The Company shall not list the Subscription Shares on the Korea Exchanges at the time of their issuance.

6.2 In the event the shareholders of Series 10 RPS or Series 11 CRPS shares corresponding to 33% of the total issuance price of the said shares request in writing that the applicable shares be listed (based on the price of the shares duly and validly issued as of the date of request), the Company may decide to list the said shares pursuant to an agreement with the shareholders corresponding to 50% or more of the total issued price.

[ARTICLE 7 RESTRICTIONS ON THE SALE OF THE RPS

7.1 The Subscriber shall not sell the RPS for three (3) months after the issuance thereof.

7.2 For six (6) months after the date of issuance, the Subscriber (i) shall not issue, offer shares for public subscription or sell any equity shares such as the securities with the RPS as underlying assets and (ii) may engage in other types of transactions pursuant to an agreement with the Company.] [Applicable only to RPS]

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ARTICLE 8 RIGHT OF FIRST ACCEPTANCE WTTH RESPECT TO THE CRPS

8.1 If the Subscriber intends to sell, assign or dispose otherwise of any or all of the shares that have been converted into common stocks from the CRPS and receives a third party's offer to subscribe for such shares (including mass sales before or after a prescribed period, the "OVER-THE-COUNTER SALE"), or intends to sell the shares through the exchanges (excluding mass sales before or after a prescribed period, the "SALE-ON-EXCHANGES"), the Subscriber shall notify the Company immediately upon receipt of the third party's offer or before making an order through a security company. (the "NOTIFICATION OF OFFER").

8.2 The Company (i) shall, in the event of the Over-the-Counter Sale, be entitled to purchase or cause its designee to purchase the applicable shares on terms equal to or more advantageous than the terms offered to a third party within twenty (20) business days (hereinafter, the business days shall refer to the days on which the exchanges are open) after the date of Notification of Offer; and (ii) shall, in the event of the Sale-on-Exchanges and upon sending its reply in response to the notification of offer within three (3) business days, be entitled to the right of first purchase to buy the shares from a third party designated by the Company at a price corresponding to the weighted average of the final share price established on the exchanges for five (5) days starting from the day immediately preceding the last day of purchase.

      In the event the Company exercises the right of first purchase as set forth above, the last day of the purchase shall be set forth by the Parties pursuant to a separate agreement within seven (7) days after the day immediately following the first day on which the right of first purchase is exercised. Provided, for the On-Exchange sale, the last day of purchase shall be the seventh (7th) business day if the Parties cannot agree on a specific date.

8.3 In the event the Company does not respond within the specified period as set forth above, the right of first acceptance shall terminate. Provided, in the event the sale of the Subscriber's CRPS and/or common stocks are not consummated in accordance with the terms notified to the Company within 30 days after the termination of the first right of acceptance, the Company's right of first acceptance shall revive. In such case, the Subscriber shall notify the Company pursuant to Section 8.1 and 8.2 of this Agreement.

ARTICLE 9 SPECIAL COVENANTS ON THE SUBSCRIPTION RIGHT

9.1   SERIES 10 RPS

      The subscriber of Series 10 RPS shall not have any right to subscribe for new shares in the event the Company issues additional shares by way of increase in capital with consideration or increase in capital without consideration subsequent to the issuance of and subscription for the Subscription Shares under this Agreement. Further, the subscriber of Series 10 RPS shall not be entitled to receive any dividends other than the

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      cash distribution.

9.2   SERIES 11 CRPS

      (a) The shareholders of Series 11 CRPS are not entitled to receive any dividend other than the cash distribution pursuant to Article 8.1 of Appendix II attached hereto.

      (b) Following the issuance and subscription of the Series 11 CRPS, in the event the Company issues common stocks through an increase in capital with consideration, the Subscriber shall be entitled to subscribe for the new shares; in case of an increase in capital without consideration, the Company shall be entitled to the purchase shares identical in type to Series 11 CRPS. Provided, in the event the Company owns the RPS which the conversion period has expired, the Company shall not be entitled to such subscription right.

9.3 The Subscriber, in the event the ownership right transfers pursuant to the disposal of the Subscription Shares, shall disclose the special agreement pertaining to the subscription right as specified terms of the Subscription Shares so that its counterparty will engage in the transaction with full knowledge thereof.

ARTICLE 10 CONFIDENTIALITY

Except when the disclosure is required by law and regulations, a Party shall not disclose this Agreement and the terms hereof to the media or any third party without the prior written consent of the other Party. Provided, the confidentiality obligation hereunder shall not apply if the disclosure of the said information is required for the acquisition of permits, licenses, approvals or any other required conditions from the relevant authority in connection with the acquisition of shares in LG Card.

ARTICLE 11 NOTICE

All notices, requests notification and communications (either in person or via certified mail) shall be made either in writing or via fax to the following addresses of the Parties:

The Company

Address: 120 Taepyung-ro 2 ga Jung-gu, Seoul, Korea
Recipient: Shinhan Financial Group
CC: Finance Planning Team
Tel: 02-6360-3035
Fax: 02-777-1883

The Subscriber

Address:
Recipient:

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CC:
Tel:
Fax:

ARTICLE 12 MISCELLANEOUS

12.1 A Party shall not assign its respective status without proper written consent of the other Party.

12.2 All transactional costs incurred in connection with the Subscription shall be borne by the Party which has incurred such costs.

12.3 This Agreement shall enter into force upon execution date hereof. The provision hereunder may be amended pursuant to a written consent between the Company and the (Subscriber).

12.4 The illegality, invalidity and unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of all other provisions in this Agreement.

12.5 The governing law for this Agreement shall be the law of the Republic of Korea.

12.6 The Parties agree to negotiate in good faith to resolve any dispute arising under or relating to this Agreement. Provided, if the negotiations do not resolve the dispute to the reasonable satisfaction of the Parties, then each Party shall submit the dispute to the non-exclusive jurisdiction of the Seoul Central District Court.

                           [INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Parties to this Agreement have made this Agreement or their authorized representatives lawfully signed or sealed this Agreement on the date above written and each retains a copy thereof.

SHINHAN FINANCIAL GROUP

______________________________
Address:
Representative Director:

[SUBSCRIBER]

______________________________
Address:
Representative Director:

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                                   APPENDIX I

Terms and Conditions for Series 10 Redeemable Preferred Shares of Shinhan Financial Group

As of January 25, 2007, Shinhan Financial Group shall issue twenty eight million nine hundred ninety thousand (28,990,000) Series 10 redeemable preferred shares corresponding to two trillion eight hundred ninety nine billion Korean Won (KRW2,899,000,000,000) with KRW5,000 par value per share in accordance with the following terms and conditions:

      1.    Issuer:
            Shinhan Financial Group

      2.    Issuer's Date of Establishment:
            September 1, 2001

      3.    Total number of authorized shares for issuance:
            1,000,000,000 shares

      4.    Par value per share:
            KRW5,000

      5.    Issue price per share:
            KRW100,000 per share

      6.    Issue Date:
            January 25, 2007 (the date immediately following the payment date).

      7.    Type of share:
            Series 10 redeemable preferred share, registered perpetual preferred share.

      8.    Conditions for distribution of dividend:

            (1)   Dividend rate (refer to [Schedule 1])

                  - dividend rate for the year in which the shares are issued (referred to as "1st Fiscal Year", each X year following the 1st Fiscal Year shall be referred to as "Xth Fiscal Year"): 7% of issue price x [365 - (number of days passed from the beginning of 1st Fiscal Year to the day immediately preceding the date of issuance)] / 365

                  -     dividend rate from the 2nd Fiscal Year to the 5th Fiscal
                        Year: 7% of the issue price

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                  -     dividend rate for the 6th Fiscal Year: [7% of the issue
                        rate x [number of days passed from the beginning of the 6th Fiscal Year to the day immediately preceding the issuance of the 6th Fiscal Year]/ 365 + [(R) % of the issue price x (number of days passed starting from the issue date of the 6th Fiscal Year continuing to the last day of the 6th Fiscal Year) / 365].

                        - (R)%: the 5th treasury rate on the 5th anniversary of the issuance date + Spread + 100bp ("R%").

                        - Spread:7% - 5 year treasury rate of the date immediately preceding the issuance date

                  - dividend Rate of the 7th Fiscal Year and the following fiscal year: (R)% of the issue price

            (2) Right: the dividends are cumulative and non-participatory. The accumulated and unpaid dividend accrued on the redeemable preferred shares shall be paid before the dividends for common shares are distributed.

            (3) Preferred Right: The distribution of dividends for the redeemable preferred shares shall precede the distribution of dividends for common shares.

            (4) Distribution of dividend: the dividend shall be distributed once a year.

      9.    Voting Right

            There shall be no voting right attached to the redeemable preferred shares; provided, in the event no distribution of dividend is made with respect to redeemable preferred shares, the holder of the redeemable preferred shares shall be entitled to exercise one voting right per one (1) redeemable preferred share he/she owns for a period commencing from the fiscal year immediately following the general shareholders meeting during which a resolution not to distribute dividends is passed and ending in the next general shareholders meeting during which a decision to distribute dividend is reached.

      10.   Assignment

            The redeemable preferred shares are assignable (provided, restrictions may apply pursuant to the Subscription Agreement).

      11.   Redemption

            (1) Redeemer: Issuer (determined by the board of directors of the Issuer)

            (2)   Redemption fee: sum of 1, 2, and 3 (refer to [Schedule 1])

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            1.    Issue Price

            2. Additional Amount (additional amount based on the date of redemption)

                  - in case of redemption on the issuance date of the 6th Fiscal Year: 7% of issue price x (number of days commencing from the first day of the 6th Fiscal Year to the day immediately preceding the date of issuance in the 6th Fiscal Year) /365

                  - in case of redemption during a period commencing on the day immediately following the issuance date of the 6th Fiscal Year to the last day of the 6th Fiscal Year: [7% of issue price x (number of days passed from the first day of the 6th Fiscal Year to the day immediately preceding the redemption date)/365] + [(R)% of issue price x (number of days passed from the issue date of the 6th Fiscal Year to the day immediately preceding the redemption date) /365].

                  - in case of redemption after the 7th Fiscal Year: (R)% of issue price x (the number of days passed form the first day of the year in which the redemption takes place to the day Immediately preceding the redemption first day of the 6th Fiscal year to the day immediately preceding the day of redemption) / 365.

            3. undistributed dividend (hereinafter, the undistributed dividend): dividend that has not been distributed by the date of conversion.

      (3) Redemption Period: from the day marking the 5th anniversary of the issue date to the day marking the 20th anniversary of the issue date.

      (4) Selective Redemption: the Issuer may at its discretion choose to redeem all or part of the redeemable preferred shares during the period set forth in Article 11(3) above. In the event the (Issuer does not exercise the right to redeem, the right shall be terminated upon maturity and the redeemable preferred shares will exist as permanent preferred shares.

      (5) Financing: the amount shall be calculated based on the Korean Commercial Code and other relevant laws. The amount of profit available for distribution as dividends is decided by the shareholders' resolution at the shareholders meeting.

      (6) Redemption Method: in the event the Issuer decides for the selective redemption, the Issuer shall notify the applicable shareholders at least one (1) month before the date of redemption with the following items:

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            1.    number of Series 10 redeemable preferred shares subject to redemption ("Redeemable Series 10 RPS");

            2.    the date of redemption for the Redeemable Series 10 RPS; and

            3.    the location for submission of certificate for the redemption

            In order to receive the redemption amount, the shareholders shall submit their respective certificates at a location designated by the Issuer. The Issuer shall pay the redemption amount in Korean Won immediately upon receipt of the certificates. In the event the applicable shareholder fails to submit the certificates, the Issuer is entitled to defer the payment of the redemption amount until the submission of the certificates. No person or entity or any other party is entitled to impose interests on the deferred payment of the redemption amount. On and after the applicable date of redemption, the shareholders of the redeemable preferred shares subject to redemption are entitled only to their respective redemption amount and shares to be redeemed lose their efficacy upon their redemption date.

      (7)   Partial Redemption and Payment of Accumulated Dividend:

            In case of partial redemption or accumulated dividend payments for Series 10 redeemable preferred shares pursuant to Article 11 herein, the said redemption amount of accumulated dividend shall be distributed pro rata among the shareholders of the redeemable preferred shares (including the shareholders of other types of redeemable preferred shares) depending on the number of shares held. And the said prorating applies to the distribution of accumulated dividends on redeemable preferred shares that has not yet reached their maturity. The method by which the Issuer designates the RPS that are subject to partial redemption shall be notified to the shareholders or announced publicly at the time the Issuer intends such partial redemption. The Issuer may at its discretion, designate which RPS shall be subject to partial redemption or cause the applicable shareholders to submit certificates to the Issuer subsequent to which the Issuer redeems such shares by paying the sum of the prorated redemption amount and the accumulated dividends. The issue shall not redeem any odd lot of stocks resulting from certain distributions.

12.   Preferred Right to the Distributable Assets at Liquidation

      With respect to distribution of assets at liquidation of the (Issuer), the redeemable preferred shares shall (i) have preferred ranking above common stocks and preferred stocks that have no preferred right to the distributable assets; and (ii) rank on par with the preferred shares with preferred right to the distributable assets.

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13.   Exclusion of Subscription Rights

      Redeemable preferred shares are not entitled to receive dividend through the Issuer's increased capital with no consideration. After the issue of redeemable preferred shares through increase in paid in capital, the shareholder is not entitled to any subscription right to such shares

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                                   APPENDIX II

Terms and Conditions for Series 11 Convertible Redeemable Preferred Shares of Shinhan Financial Group

As of January 25, 2007, Shinhan Financial Group shall issue fourteen million seven hundred twenty one thousand (14,721,000) Series 11 convertible redeemable preferred shares corresponding to eight hundred fifty billion nine hundred sixty two million one hundred twenty six thousand Korean Won (KRW850,962,126,000) with KRW5,000 par value per share in accordance with the following terms and conditions:

      1.    Issuer:
            Shinhan Financial Group Co., Ltd

      2.    Issuer's Date of Establishment:
            September 1, 2001

      3.    Total number of shares authorized for issuance:
            1,000,000,000 shares

      4.    Par value per share:
            KRW5,000

      5.    Issue price per share:

            KRW57,806 per share. Provided, in case the number of Series 11 CRPS is changed due to stock mergence, stock split, increase in capital stock with no consideration, etc., prior to the expiry of the redemption period, the number shall be subject to change in accordance with Article 12 below.

      6.    Issue Date:
            January 25, 2007 (the date immediately following the payment date).

      7.    Type of shares:

            Series 11 convertible redeemable preferred share, registered perpetual preferred share

      8.    Conditions for the distribution of dividend

            (1)   Dividend rate (refer to [Schedule 1])

                  - dividend rate for the year in which the shares are issued (referred to as "1st Fiscal Year", each X year following the 1st Fiscal Year shall be referred to

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                        as "Xth Fiscal Year"): 7% of issue price x [365 -
                        (number of days passed from the beginning of 1st Fiscal Year to the day immediately preceding the date of issuance)] / 365

                  -     Dividend rate from the 2nd Fiscal Year to the 5th Fiscal
                        Year: 3.25% of the issue price.

                  - Dividend rate for the 6th Fiscal Year: [3.25% of the issue rate x [number of days passed from the beginning of the 6th Fiscal Year to the day immediately preceding the issuance of the 6th Fiscal Year]/ 365 + [(R) % of the issue price x (number of days passed starting from the issue date of the 6th Fiscal Year continuing to the last day of the 6th Fiscal Year) / 365].

                        - (R)%: the 5th treasury rate on the 5th anniversary of the issuance date + Spread + 100bp

                        - Spread: 7% - 5 year treasury rate of the date immediately preceding the issuance date

                  - Dividend Rate of the 7th Fiscal Year and the following fiscal year: (R)% of the issue price.

            (2) Right: the dividends are cumulative, non participatory. The accumulated and unpaid dividend accrued on the convertible redeemable preferred shares shall be paid before the distribution of dividends for common shares.

            (3) Preferred Right: The distribution of dividends of the convertible redeemable preferred shares shall precede that of the common shares.

            (4) Distribution of dividend: the dividend shall be distributed once a year.

      9.    Voting Right

            There shall be no voting right attached to the convertible redeemable preferred shares; provided, in the event no distribution of dividend is made with respect to redeemable preferred shares, the holder of the convertible redeemable preferred shares shall be entitled to exercise one voting right per one (1) convertible redeemable preferred share he/she owns for a period commencing from the fiscal year immediately following the general shareholders meeting during which a decision not to distribute dividends is reached and ending in the next general shareholders meeting during which a decision to distribute dividend is reached.

      10.   Assignment

            The convertible redeemable preferred shares are assignable (provided, certain restrictions may apply pursuant to the Subscription Agreement).

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      11.   Redemption

            (1) Redeemer: Issuer (determined by the board of directors of the Issuer)

            (2)   Redemption fee: sum of 1, 2, and 3 (refer to [Schedule 1])

                  1.    Issue Price

                  2. Additional Amount (additional amount based on the date of redemption)

                        - in case of redemption on the issuance date of the 6th Fiscal Year: 3.25% of issue price x (number of days commencing from the first day of the 6th Fiscal Year to the date immediately preceding the date of issuance in the 6th Fiscal Year) /365

                        - in case of redemption during a period commencing on the day immediately following the issuance date of the 6th Fiscal Year to the last day of the 6th Fiscal Year: [3.25% of issue price x (number of days passed from the = [(R)% of issue price x (number of days passed from the issue date of the 6th Fiscal Year to the day immediately preceding the redemption date) /365]

                        -     in case of redemption after the 7th Fiscal Year:
                              (R)% of issue price x (number of days passed form the first day of the year in which the redemption takes place to the day immediately preceding the redemption first day of the 6th Fiscal year to the day immediately preceding the day of redemption) / 365.

                  3. undistributed dividend (hereinafter the undistributed dividend): dividend that has not been distributed by the date of conversion.

            (3) Redemption Period: from the day marking the 5th anniversary of the issue date to the day marking the 20th anniversary of the issue date.

            (4) Selective Redemption: the Issuer may at its discretion choose to redeem all or part of the convertible redeemable preferred shares during the period set forth in Article 11(3) above. In the event the Issuer does not exercise the right to redeem, the right shall be terminated upon maturity and the redeemable preferred shares will exist as permanent preferred shares.

            (5) Financing: the amount shall be calculated based on the Korean Commercial Code and other relevant laws. Profits for distribution of dividends are decided upon

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                  the resolution of the shareholders at the shareholders
                  meeting.

            (6) Redemption Method: in the event the Issuer decides for the selective redemption, the Issuer shall notify the applicable shareholders at least one (1) month before the date of redemption with the following items:

                  1. number of Series 11 convertible redeemable preferred shares subject to redemption ("Series 11 CRPS");

                  2.    the date of redemption for the Redeemable Series 11
                        CRPS; and

                  the location for submission of certificate for the redemption.

                  In order to receive the redemption amount, the shareholders shall submit their respective certificates at a location designated by the Issuer. The Issuer shall pay the redemption amount in Korean Won immediately upon receipt of the certificates. In the event the applicable shareholder fails to submit the certificates, the Issuer is entitled to defer the payment of the redemption amount until the submission of the certificates. No person or entity or any other party is entitled to impose interests on the deferred payment of the redemption amount. On and after the applicable date of redemption, the shareholders of convertible redeemable preferred shares subject to redemption are entitled only to their respective redemption amount and shares to be redeemed lose their efficacy upon their redemption date.

            (7)   Partial Redemption

                  In case of partial redemption or accumulated dividend payments for Series 11 CRPS pursuant to Article 11 herein, the partial redemption amount of accumulated dividend shall be distributed pro rata among the redeemable preferred shareholders (including the shareholders of other redeemable preferred shares) depending on the number of shares held. And the said prorating applies to the distribution of accumulated dividends on redeemable preferred shares that has not yet reached maturity. The method by which the Issuer designates which of the RPSs are subject to partial redemption shall be notified to the shareholders or announced publicly at the time the Issuer intends such partial redemption. The Issuer may at its discretion, designate the RPS that are subject to partial redemption or cause the applicable shareholders to submit certificates to the Issuer, subsequent to which the Issuer redeems such shares by paying the sum of the prorated redemption amount and the accumulated dividends. The Issue shall not redeem any odd lot of stocks resulting from certain distributions.

      12.   Adjustment of dividends and redemption amount for Series 11 CRPS

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            In the event the number of shares of Series 11 CRPS is changed due to stock mergence, stock split, increase in capital without consideration, etc., the dividend and the redemption amount per share will be adjusted in order to ensure that: (1) the distribution of dividend and the payment of redemption amount be made in the same amount as the amount of dividend and redemption paid prior to the alternation in the number of shares; and (2) the distribution of dividend and the payment of redemption amount still take place after there is a change in the number of shares.

         Conversion

      (1) Conversion right: the shareholders of Series 11 CRPS may convert all or part of the shares to common shares during the conversion period.

      (2)   Holder of the conversion right: shareholders of Series 11 CRPS

      (3) Conversion period: from the day marking the 1st anniversary of the issuance date to the date marking the fifth anniversary of the issuance date.

      (4)   Conversion rate: 1 CRPS per 1 common share.

      (5)   Conversion Notice

            - the shareholders may exercise its conversion right by preparing the conversion notice in substantial form and content as attached hereto as [Schedule 3] (the "CONVERSION NOTICE") and submitting two
            (2) copies thereof to the Issuer. The conversion, once it is exercised, cannot be retrieved.

            - in the event the conversion notice is submitted to the Issuer by the expiry date of the conversion period, the conversion right is deemed to have terminated and the Issuer is no longer obligated to convert the Series 11 CRPS into convertible common stocks.

      (6) Distribution of dividends: with respect to the payment of dividends, the convertible common shares issued to the shareholders who exercised their conversion right are deemed to have been issued during the fiscal year immediately preceding the fiscal year during which the shares have been converted to convertible common shares.

      (7)   Issuance of new shares through conversion

            - issuance of common shares through conversion is deemed to have taken place on the date on which the Issuer receives the conversion certificate (the "Conversion Date")

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            - following the date of conversion, the Issuer shall cause its authorized agent to (i) distribute the certificate contain the names of the shareholder at a designated office of the authorized agent in Seoul, and (ii) list the names of the shareholders who exercised their respective conversion rights on the shareholders registry as promptly as possible, pursuant to the relevant laws.

      (8) in the event the conversion right attached to Series 11 CRPS is exercised, any odd-lot of shares resulting from the conversion shall not be issued as common shares; the Issuer shall pay an amount corresponding to the value of such shares.

14.   Preferred Right to the Distributable Assets at Liquidation

            With respect to distribution of assets at liquidation of the Issuer, the redeemable preferred shares shall (i) have preferred ranking above common shares and preferred stocks with no preferred right to the distributable assets; and (ii) rank on par with the preferred shares with preferred right to the distributable assets.

15.   Exclusion of Subscription Rights

      (1) Convertible redeemable preferred shares are not entitled to any dividends other than the distribution of cash pursuant to Article 8(1) herein.

      (2)   Following the issuance of convertible redeemable preferred shares,
            (i) if the Issuer issues common stocks through an increase in capital with consideration, the shareholders of the convertible redeemable preferred shares shall be entitled to subscribe for common stocks, and (ii) if the Issuer issues common stocks through an increase in capital without consideration, the shareholders of the convertible redeemable preferred shares shall be entitled to subscribe for shares that are identical in type to such convertible redeemable preferred shares (subject to conditions of Article 12 herein). Provided, in the event the shareholder owns redeemable shares, which the conversion right has expired, the shareholder's right of conversion shall be terminated.

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